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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                         UNITED FIRE & CASUALTY COMPANY
                    ---------------------------------------
           (Exact name of registrant as specified in its certificate)

               IOWA                                   42-0644327
    -------------------------------               --------------------
    (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)                 Identification No.)


                 118 SECOND AVENUE, SE, CEDAR RAPIDS, IOWA 52407
                 ------------------------------------------------
                    (Address of Principal Executive Offices)

          UNITED FIRE & CASUALTY COMPANY EMPLOYEES STOCK PURCHASE PLAN
          ------------------------------------------------------------
                            (Full title of the plan)

                             JOHN A. RIFE, PRESIDENT
                              118 SECOND AVENUE, SE
                             CEDAR RAPIDS, IA 52407
                     --------------------------------------
                     (Name and address of agent for service)

                                 (319) 399-5700
          ------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                             MICHAEL K. DENNEY, ESQ.
                             BRADLEY & RILEY, P. C.
                              100 FIRST STREET, SW
                            CEDAR RAPIDS, IOWA 52404
                                  (319) 363-0101
                         ------------------------------
                              (Recipient of copies)

                         CALCULATION OF REGISTRATION FEE

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                                      Proposed      Proposed
                        Amount        maximum        maximum          Amount of
Title of securities     to be     offering price    aggregate       registration
to be registered      registered    per unit(1)   offering price(1)     fee(1)
-------------------------------------------------------------------------------

Common Stock,
par value $3.33 1/3    180,000       $45 5/8       $8,212,500         $2,488.64

-------------------------------------------------------------------------------


(1) Estimated solely for the purposes of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the bid and asked price for shares of the Company's Common Stock as reported on December 15, 1997 on the NASDAQ National Market System. Registration
     Fee is further calculated based on a 1/33 of 1% fee, as required by
     Section 6(b) of the Securities Act.

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PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.


PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          United Fire & Casualty Company (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

          (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997;

          (c)  Not applicable.

          In addition, all reports and other documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports or documents.


     Item 4.   DESCRIPTION OF SECURITIES

          The Company is authorized to issue 20,000,000 shares of Common Stock, par value $3.33 1/3 per share.

          The holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available for the payment of dividends. Upon liquidation, the holders of Common Stock are entitled to share on a pro rata basis the net assets after payment of any amounts due to creditors.

          Each share of Common Stock has one vote on all matters submitted to a vote of the stockholders. Holders of shares of Common Stock have no cumulative voting rights and are not entitled as a matter of right to any preemptive or subscriptive rights.

          Directors are divided into three classes. Each year the terms of the members of a different class of directors expire and directors for that class are elected to three-year terms.

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          A stockholder or group of stockholders, jointly or severally, of not less than one-fifth but less than a majority of the outstanding shares of Common Stock may nominate and elect that number of directors, ignoring fractions, which bears the same ratio to the number of directors to be elected as the number of shares of Common Stock held by such stockholders bears to the total shares of Common Stock outstanding, but the total number of directors so elected by minority stockholders may not exceed one less than a majority of the aggregate number of directors to be elected. Unless minority common stockholders exercise their right to nominate and elect a proportionate number of directors as described above, the holders of a majority of the outstanding shares of Common Stock voting in any election of directors at which a quorum is present can elect all of the directors.


     Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.


     Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Articles of Incorporation and Bylaws of the Registrant provide for indemnification by the Registrant of each of its directors to the fullest extent permitted by the Iowa Business Corporation Act (the "Act") for liability of such director arising by reason of his or her status as a director of the Registrant. The Articles of Incorporation of the Registrant and the Act provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for liability for an unlawful distribution under Section 490.833 of the Act.

          Under the Act, a corporation is required to indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.


     Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.


     Item 8.   EXHIBITS

          Exhibit
          Number    Description

          4.1       Articles of Incorporation of the Registrant
          4.2       Bylaws of the Registrant
          4.3       United Fire & Casualty Company Employees Stock Purchase Plan
          15.1      Letter Re Unaudited Interim Financial Information
          23.1      Consent of Arthur Andersen, LLP.

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     Item 9.   UNDERTAKINGS

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is,

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               therefore, unenforceable.  In the event that a claim for
               indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, Iowa, on December 17, 1997.


                                   UNITED FIRE & CASUALTY COMPANY


                                   By /s/ J. SCOTT McINTYRE, JR.
                                     ---------------------------------------
                                        J. SCOTT McINTYRE, JR., Chairman
                                            of the Board


                                   By /s/ JOHN A. RIFE
                                     ---------------------------------------
                                        JOHN A. RIFE, President


                                   By /s/ KENT G. BAKER
                                     ---------------------------------------
                                         KENT G. BAKER, Vice President,
                                          Chief Financial Officer and
                                         Principal Accounting Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                             Date
---------                          -----                             ----

/s/ J. SCOTT McINTYRE, JR.
--------------------------    Chairman of the Board      DECEMBER 12, 1997
J. SCOTT McINTYRE, JR.

/s/ JOHN A. RIFE
-----------------------       President                  DECEMBER 17, 1997
JOHN A. RIFE

/s/ KENT G. BAKER
-----------------------       Vice President, Chief      DECEMBER 17, 1997
KENT G. BAKER                 Financial Officer and
                              Principal Accounting
                              Officer

/s/ ROBERT J. BEVENOUR
-----------------------       Director                   DECEMBER 16, 1997
ROBERT J. BEVENOUR

/s/ BYRON G. RILEY
-----------------------       Director                   DECEMBER 12, 1997
BYRON G. RILEY

-----------------------       Director                   ___________, 1997
JAMES T. BROPHY


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/s/ CHRISTOPHER R. DRAHOZAL
----------------------------  Director                   DECEMBER 19, 1997
CHRISTOPHER R. DRAHOZAL

-----------------------       Director                   ___________, 1997
ROY L. EWEN

/s/ CASEY D. MAHON
-----------------------       Director                   DECEMBER 15, 1997
CASEY D. MAHON

-----------------------       Director                   ___________, 1997
LEONARD J. MARSHALL

-----------------------       Director                   ___________, 1997
THOMAS K. MARSHALL

/s/ JACK EVANS
-----------------------       Director                   DECEMBER 17, 1997
JACK EVANS

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                                  EXHIBIT INDEX

Exhibit Number  Description                                       Page
--------------  -----------                                       ----

     4.1        Articles of Incorporation of the Registrant

     4.2        Bylaws of the Registrant

     4.3        United Fire & Casualty Company Employees
                Stock Purchase Plan

     15.1       Letter Re Unaudited Interim Financial Information

     23.1       Consent of Arthur Andersen, LLP.